Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John_Robison@rlicorp.com
www.rlicorp.com

RLI declares 125th consecutive dividend

PEORIA, ILLINOIS, August 23, 2007, RLI Corp. (NYSE:RLI) — RLI’s board of directors has declared a third quarter cash dividend of $0.22 per share, the same as the previous quarter.  The dividend, which is payable on  October 15, 2007 to shareholders of record as of September 28, 2007, will take RLI’s cumulative return to shareholders to more than $149 million over 125 consecutive quarterly dividends. RLI has paid and increased dividends in each of the last 32 years.

The company’s dividend yield would be 1.5%, based on the $0.88 indicated annual dividend and yesterday’s closing stock price of $60.48.

Over the last five years, the company’s quarterly dividend has grown by an average of 19.6% per year, and 13.9% per year over the last decade. The company has increased dividends for 32 straight years.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, they have achieved an underwriting profit in 26 of the last 30 years, including the last 11. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from 25 office locations.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

# # # # # # # # # #   E  N  D   # # # # # # # # # #